FOR IMMEDIATE RELEASE: CONTACT:	April 21, 2004 Doug Hemer Aetrium Incorporated (651) 773-4274
NASDAQ:	ATRM

AETRIUM REPORTS 38% SEQUENTIAL REVENUE GROWTH FOR
FIRST QUARTER AND SIGNIFICANT NEW ORDERS

St. Paul, Minn. (4/21/04)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its first quarter ending March 31, 2004.

Revenue for the first quarter was $6,141,000, up from revenue of $4,451,000 for the prior quarter, and up from revenue of $3,070,000 for the first quarter of 2003. Net income for the first quarter was $713,000, or $.07 per share, compared to a net loss in the first quarter of 2003 of $630,000, or ($.07) per share.

“We remain very pleased with the way we are participating in the recovery that is now clearly gathering momentum within the semiconductor equipment industry,” said Joseph C. Levesque, president and chief executive officer. “Our revenue for the first quarter increased 38% sequentially, after a 34% sequential increase in the previous quarter, both of which we believe exceeded industry growth rates for those quarters. Our cash flow from operations was over $700,000, our net income exceeded 11% of our revenue, and our backlog increased.”

“The momentum of the first quarter has carried into the second quarter,” Mr. Levesque continued. “Shortly after the close of the first quarter we received an order of approximately $4.0 million from one of our existing key customers for a variety of our new and older generation gravity feed test handlers, most of which is scheduled for delivery in the second quarter. Also early in the quarter we received an order from an existing key customer for the first unit of our newest gravity feed test handler, the Model 55V8, that is scheduled for delivery to a US facility late in this quarter. The Model 55V8 was first introduced at Semicon West last year and is designed specifically for newer generation IC packages and can be configured with up to 8 test sites with device dependent throughput rates in excess of 30,000 devices per hour. We believe these orders validate our product development strategy of focusing on the most compelling requirements of the largest and fastest growing integrated circuit (IC) package segments of the semiconductor industry.”

Mr. Levesque added, “With respect to the current quarter, we expect that our revenue is apt to surpass the industry growth rate once again and grow by as much as 50% sequentially, and that we will most likely end the quarter with an even larger backlog.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended Dec. 31, 2003.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to assemble and test ICs and other electronic components. The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes. Aetrium has manufacturing facilities in North St. Paul, Minn. and Dallas, Texas. Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM. More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months ended March 31,

	2004	2003

Net sales	$6,141	$3,070
Cost of goods sold	2,704	1,499

Gross profit	3,437	1,571

Gross profit percent	56.0%	51.2%
Operating expenses:
Selling, general and administrative	1,878	1,665
Research and development	846	553

Total operating expenses	2,724	2,218

Income (loss) from operations	713	(647)
Interest income (expense), net	10	17

Income (loss) before income taxes	723	(630)
Income tax expense	(10)	—

Net income (loss)	$713	$(630)

Income (loss) per common share:
Basic	$0.07	$(0.07)
Diluted	$0.07	$(0.07)
Weighted average common shares outstanding:
Basic	9,508	9,477
Diluted	9,964	9,477

Aetrium Incorporated
Consolidated Balance Sheets
(In Thousands)

	March 31,	December 31,
	2004	2003

Assets:
Cash and cash equivalents	$5,020	$4,087
Accounts receivable, net	3,289	3,320
Inventories — operations	6,890	6,365
Inventories — shipped equipment subject to revenue deferral	459	324
Other current assets	292	209

Total current assets	15,950	14,305

Property and equipment, net	435	386

Identifiable intangible assets, net	1,529	1,750
Other assets	94	28

Total assets	$18,008	$16,469

Liabilities and shareholders’ equity:
Current liabilities:
Current portion of long-term debt	$34	$—
Trade accounts payable	1,457	1,540
Accrued liabilities	1,865	1,258

Total current liabilities	3,356	2,798

Long-term debt, less current portion	156	—

Shareholders’ equity	14,496	13,671

Total liabilities and shareholders’ equity	$18,008	$16,469